April 22, 2013

Northwest Biotherapeutics, Inc.

4800 Montgomery Lane, Suite 800

Bethesda, MD 20814

Re:	Northwest Biotherapeutics, Inc.

Registration Statement on Form S-3 (File No. 333-185898)

Ladies and Gentlemen:

We have acted as counsel to Northwest Biotherapeutics, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with a prospectus supplement, dated April 22, 2013 (the “Prospectus Supplement”), relating to Registration Statement on Form S-3 (File No. 333-185898) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 2,564,103 units of the Company. Each unit consists of one share of common stock (“Common Stock”) and one warrant to purchase 0.4 of a share of the Company’s common stock (“Warrants”). The Units, the Common Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Securities”.

The Shares are to be sold by the Company pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with the investor signatory thereto.

In connection with this opinion, we have examined the Registration Statement and the Prospectus Supplement.  We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Securities have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the Prospectus Supplement and in accordance with the terms of the Purchase Agreement, the Securities, including the shares of Common Stock issuable upon exercise of the Warrants, will be validly issued, fully paid and non-assessable;

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.”  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours

/s/ Sichenzia Ross Friedman Ference LLP